Exhibit 1

SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made as of the 27th day of July, 2011.

BETWEEN:

AGNICO-EAGLE MINES LIMITED, a corporation having an address at 145 King Street East, Suite 400, Toronto, Ontario M5C 2Y7 (“Subscriber”)

- and -

RUBICON MINERALS CORPORATION, a corporation having an address at Suite 1540 - 800 West Pender Street, Vancouver, British Columbia V6C 2V6 (the “Company”)

WHEREAS:

A.            The Company wishes to raise funds by way of private placement for additional drilling, studies, testing and other development work in connection with the F2 Gold System at the Phoenix Gold Project.

B.            The Subscriber wishes to purchase common shares in the capital of the Company (“Shares”) on the terms set out herein.

C.            The parties wish to set out the rights and obligations of the parties relating to the purchase of the Shares.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Definitions

In this Agreement, the following words have the following meanings unless otherwise indicated:

“1933 Act” means the United States Securities Act of 1933, as amended, and the rules, regulations and forms promulgated thereunder by the SEC;

“1934 Act” means the United States Securities Exchange Act of 1934, as amended, and the rules, regulations and forms promulgated thereunder by the SEC;

“Acts” means the securities acts, as amended, of each of the provinces of Canada, and including the regulations and rules made thereunder and all administrative policy statements, blanket orders, notices, directions, rulings and instruments issued by the Commissions, as applicable;

“Agreement” or “Subscription Agreement” means this Agreement, including all appendices, and all amendments or restatements as permitted;

“B.C. Act” means the Securities Act (British Columbia), as amended, the regulations and rules made thereunder and all administrative policy statements, blanket orders, notices, directions, rulings and instruments issued by the BCSC;

“BCSC” means the British Columbia Securities Commission;

“Business Day” means any day, other than a Saturday, a Sunday or a statutory or civic holiday in Vancouver, British Columbia or Toronto, Ontario;

“Closing” means the completion of the Private Placement on the Closing Date;

“Closing Date” has the meaning set forth in section 4 below;

“Commissions” means the securities commission or securities regulatory authority in each of the provinces of Canada;

“Confidentiality Agreement” means the Confidentiality Agreement dated as of April 28, 2011 between the Company and the Subscriber;

“Convertible Securities” means all warrants, rights, agreements, options or debt instruments, or any right or privilege capable of becoming a right, agreement or option, for the purchase, subscription or issuance of Shares or any other security convertible or exchangeable for Shares;

“Disclosure Documents” has the meaning set forth in subsection 10(w) below;

“Environmental Laws” has the meaning set forth in subsection 10(n) below;

“Exchanges” means the TSX and NYSE Amex Equities;

“Hazardous Materials” has the meaning set forth in subsection 10(n) below;

“notice” has the meaning set forth in section 25 below;

“Personal Information” has the meaning set out in section 29 below;

“Private Placement” means the offering of Shares to raise $70,000,001.21 in gross proceeds;

“Pro Rata Interest” means, at any relevant time, the ownership interest of the Subscriber in the Company, expressed as a percentage, equal to: (i) the number of outstanding Shares beneficially owned by the Subscriber and its affiliates plus the number of Shares issuable upon the conversion, exercise or exchange of all Convertible Securities owned by the Subscriber and its affiliates divided by (ii) the aggregate number of issued and outstanding Shares plus the number of Shares issuable upon the conversion, exercise or exchange of all Convertible Securities of the same class as Convertible Securities owned by the Subscriber and its affiliates;

“Regulation S” means Regulation S under the 1933 Act;

“Regulator” has the meaning set forth in subsection 17(a) below;

“SEC” means the United States Securities and Exchange Commission;

“Securities” means the Shares being subscribed for pursuant to this Agreement;

“Share Purchase Price” has the meaning set forth in section 2 below;

“Shares” means the common shares in the capital of the Company as constituted as at the date hereof;

“Subscription” has the meaning set forth in section 2 below;

“TSX” means the Toronto Stock Exchange; and

“United States” means the United States of America, its territories and possessions, any state of the United States and the District of Columbia.

Subscription for Shares

2.             The Subscriber hereby subscribes for (the “Subscription”) and agrees to purchase from the Company and the Company agrees to issue and sell to the Subscriber 21,671,827 Shares at a price of $3.23 per Share, for an aggregate purchase price of $70,000,001.21 (the “Share Purchase Price”) on the terms and conditions set out herein.

Subscription Procedure and Closing Date

3.             Upon execution of this Agreement, the Subscriber will deliver to the Company:

(a)                                  this Agreement, duly completed and executed; and

(b)                                 a Subscriber’s questionnaire in the form set forth in Appendix I to this Agreement, duly completed and signed.

4.             The Closing of the Private Placement as contemplated hereby shall occur at the offices of Davis LLP, 1 First Canadian Place, Suite 6000, 100 King Street West, Toronto, Ontario, at 9:00 a.m. (Toronto time) on Thursday, July 28, 2011, or on such other date or at such other time as the Company and the Subscriber may agree (the “Closing Date”).

5.             At the Closing, the Subscriber shall pay the Share Purchase Price by wire transfer of immediately available funds to Davis LLP, in trust,  on the Closing Date.

6.             At the Closing, the Company shall issue and deliver certificate(s) registered in accordance with registration instructions as designated in writing by the Subscriber , representing the Shares being issued to the Subscriber.

7.             The Company and the Subscriber confirm there are no commissions, brokerage, finder’s or similar fees payable in connection with the Subscription.

Representations and Warranties of the Subscriber

8.             The Subscriber hereby represents and warrants to the Company as follows:

(a)                                  the Subscriber has the necessary power and authority to enter into and execute this Agreement and to take all actions required pursuant hereto and, the Subscriber has been duly organized and is validly subsisting under the laws of its jurisdiction of organization, and all necessary approvals by its directors have been given to authorize the execution of this Agreement;

(b)                                 the entering into of this Agreement and the consummation of the transactions contemplated hereby will not result in the violation of any of the terms and provisions of any law applicable to the Subscriber or of any agreement, written or oral, to which the Subscriber is a party or by which the Subscriber is bound;

(c)                                  this Agreement has been duly executed and delivered by the Subscriber and constitutes a legal, valid and binding agreement of the Subscriber enforceable against the Subscriber in accordance with its terms;

(d)                                 the Subscriber has been independently advised as to the restrictions with respect to trading and the applicable hold period imposed in respect of the Securities by securities legislation in the jurisdiction in which the Subscriber resides and confirms that no representation has been made respecting the restrictions with respect to trading and the applicable hold period for the Securities (except for the representation at subsection 10(h) of this Agreement with respect to the Company’s status as a reporting issuer) and is aware of the risks and other characteristics of the Securities and of the fact that the Subscriber may not resell the Securities except in accordance with the applicable securities legislation and regulatory policies;

(e)                                  the Subscriber is resident in the jurisdiction set forth in the notice provision at subsection 25(c) below;

(f)                                    the Subscriber is not a “control person” of the Company as defined in the B.C. Act, and will not become a “control person” by virtue of its purchase of the Securities;

(g)                                 the Subscriber has not purchased the Securities as a result of any form of general solicitation or general advertising, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio, television or internet or any seminar or meeting whose attendees have been invited by general solicitation or general advertising;

(h)                                 the Subscriber, whether acting as principal, trustee or agent, is neither (i) a “U.S. Person” (as defined in Rule 902(k) of Regulation S, which definition includes, but is not limited to, an individual resident in the United States, an estate or trust of which any executor or administrator or trustee is a U.S. Person and any partnership or corporation organized or incorporated under the laws of the United States) nor (ii) purchasing the Securities for the account or benefit of a U.S. Person or a person in the United States, and the Securities have not been offered to the Subscriber in the United States and the Subscriber was not in the United States when the order was placed or when this Agreement was executed and delivered;

(i)                                     the Subscriber will not offer or sell any of the Securities in the United States or to a U.S. Person, unless such securities are registered under the 1933 Act and the applicable laws of any state in the United States or an exemption from such registration requirements is available;

(j)                                     the Subscriber has been advised to consult its own legal advisers with respect to the applicable resale restrictions and the Subscriber is solely responsible (and the Company is not responsible) for compliance with applicable resale restrictions; and

(k)                                  the Subscriber has such knowledge in financial and business affairs as to be capable of evaluating the merits and risks of its investment and is able to bear the economic risk of loss of its investment.

Acknowledgements and Covenants of the Subscriber

9.             The Subscriber hereby acknowledges and covenants (as applicable) that:

(a)                                  no securities commission or similar regulatory authority has reviewed or passed on the merits of the Securities;

(b)                                 the Company may be required by law or otherwise to disclose to regulatory authorities the identity of the Subscriber;

(c)                                  there is no government or other insurance covering the Securities;

(d)                                 there are risks associated with the purchase of the Securities;

(e)                                  there are restrictions on the Subscriber’s ability to resell the Securities and it is the responsibility of the Subscriber to find out what those restrictions are and to comply with them before selling the Securities;

(f)                                    the Company has advised the Subscriber that the Company is relying on an exemption from the requirements to provide the Subscriber with a prospectus and, as a consequence of acquiring securities pursuant to this exemption, certain protections, rights and remedies provided by the B.C. Act, including statutory rights of rescission or damages, will not be available to the Subscriber;

(g)                                 the Subscriber has not received or been provided with a prospectus, offering memorandum or similar document and the decision to enter into this Agreement and to purchase the Securities has not been based upon any verbal or written representations as to fact or otherwise made by or on behalf of the Company or any other person except as set forth in the Disclosure Documents and this Agreement and otherwise the Subscriber’s decision is based entirely upon publicly available information concerning the Company;

(h)                                 if required by applicable securities legislation, policy or order or by any securities commission, stock exchange or other regulatory authority, the Subscriber will execute, deliver, file and otherwise assist the Company in filing such reports, undertakings and other documents with respect to the issue of the Securities as may be required;

(i)                                     it will immediately notify the Company if any of its representations and warranties contained herein would be inaccurate if made after the date hereof but on or before the Closing Date; and

(j)                                     by accepting the Securities, it is acknowledging that the representations, warranties and covenants contained in this Agreement, including Appendix I attached hereto, are made by the Subscriber with the intent that they may be relied upon by the Company in determining the Subscriber’s eligibility to purchase the Securities. The Subscriber agrees that by accepting the Securities, it shall be representing and warranting that the representations and warranties contained in this Agreement including Appendix I attached hereto are true as at the Closing Date with the same force and effect as if they had been made by the Subscriber at the Closing Date.

Representations, Warranties and Covenants of the Company

10.           The Company represents and warrants to, and covenants with, the Subscriber as follows:

(a)                                  Incorporation: The Company has been duly continued and is validly existing and in good standing under the laws of the Province of British Columbia;

(b)                                 Registered to Carry on Business: The Company is duly registered and licensed to carry on business in the jurisdictions in which it carries on business or owns property where so required by the laws of that jurisdiction and is not otherwise precluded from carrying on business or owning property in such jurisdictions by any other commitment, agreement, or documents;

(c)                                  Authority: The Company has the full power, legal right and authority to execute and deliver this Agreement and has such power, legal right and authority to do all such acts and things as are required hereunder to be done, observed or performed by it, subject to and in accordance with the terms hereof;

(d)                                 Authorization and Due Execution: All necessary corporate action of the directors of the Company to authorize the execution, delivery and performance of this Agreement has been taken; this Agreement has been duly executed and delivered on behalf of the Company and constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms;

(e)                                  Authorized Capital: The authorized share capital of the Company consists of an unlimited number of Shares without par value of which 214,441,771 Shares are validly issued and outstanding as fully paid and non-assessable, as at July 27, 2011;

(f)                                    Options and Warrants: As of July 27, 2011, no person, firm or company has any agreement, option, right or privilege (whether pre-emptive, contractual or otherwise) capable of becoming an agreement, for the purchase, acquisition, subscription for or issue of any of the unissued shares or other securities of the Company, except for 10,915,696 stock options outstanding under the Company’s stock option plan;

(g)                                 Shares: The Company will reserve or set aside sufficient Shares in its treasury to issue the Securities; the issuance of the Securities will have been approved, at the Closing Date, by all requisite corporate action; when issued, the Securities will be duly and validly issued as fully paid and non-assessable;

(h)                                 First Trade: At the time of the first trade by the Subscriber in any of the Securities, the Company will be, and will have been, a reporting issuer in a jurisdiction of Canada for the four months immediately preceding such trade;

(i)                                     Consents and Approvals: There shall not be any consents, approvals, authorizations, orders or agreements of any stock exchanges, securities commissions or similar authorities in Canada or the United States, governmental agencies or regulators, courts or any other persons which may be required for the issuance of the Securities and the delivery of certificate(s) representing the Securities, not obtained and not in effect on the date of delivery of such certificate(s);

(j)                                     Trading: The Shares of the Company are listed and posted for trading on the Exchanges and, as of the Closing Date, the Securities will be conditionally approved for listing on the Exchanges;

(k)                                  Reporting Issuer: The Company is, and will have been for a period of at least four months preceding the Closing Date, a reporting issuer in each of the Canadian provinces and is a “foreign private issuer” (as defined in Rule 405 under the 1933 Act) and a “reporting issuer” (as defined in Regulation S);

(l)                                     No Conflicts: The issue and sale of the Securities by the Company does not and will not conflict with, and does not and will not result in a breach of, any of the terms of the Company’s incorporating documents or any agreements or instruments to which the Company is a party;

(m)                               Compliance with Laws, Licences and Permits: The Company and each of its subsidiaries has conducted and is conducting its business in compliance in all material respects with all applicable laws, rules, regulations, tariffs, orders and directives of each jurisdiction in which it carries on business and possesses all material approvals, consents, certificates, registrations, authorizations, permits and licences issued by the appropriate provincial, state, municipal, federal or other regulatory agency or body necessary to carry on the business currently carried on by it, is in compliance in all material respects with the terms and conditions of all such approvals, consents, certificates, authorizations, permits and licences and with all laws, regulations, tariffs, rules, orders and directives material to the operations, and neither the Company nor any of its subsidiaries has received any notice of the modification, revocation or cancellation of, any intention to modify, revoke or cancel or any proceeding relating to the modification, revocation or cancellation of any such approval, consent, certificate, authorization, permit or licence which, singly or in the aggregate, if the subject of an unfavourable decision, order, ruling or finding, would materially and adversely affect the conduct of the business or operations of, or the assets, liabilities (contingent or otherwise), condition (financial or otherwise) or prospects of, the Company or any of its subsidiaries;

(n)                                 Environmental: (i) Neither the Company nor any of its subsidiaries is in violation of any applicable laws relating to pollution, occupational health and safety or the environment (including ambient air, surface water, ground water, land surface or sub-surface strata), including laws relating to the release or threatened release of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum or petroleum by-products (collectively, “Hazardous Materials”) or the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials (collectively, “Environmental Laws”); (ii) the Company and each of its subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and the Company and each of its subsidiaries is in material compliance with such permits, authorizations and approvals; (iii) there are no pending or threatened administrative, regulatory or judicial actions, suits, demands, claims, liens, notices of non-compliance or violation, investigation or proceedings relating to any Environmental Laws against the Company or any of its subsidiaries; and (iv) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Company or any of its subsidiaries relating to any Environmental Laws;

(o)                                 Employment: The execution of this Agreement and the consummation of the transactions contemplated in this Agreement will not trigger the rights of any employee of the Company or any of its subsidiaries under the terms of any employment agreement, option agreement or option plan or any other compensation arrangement with the Company or any of its subsidiaries, including but not limited to, the right to terminate employment or exercise a “change of control” provision;

(p)                                 Property Agreements: Any and all of the agreements and other documents and instruments pursuant to which the Company or any of its subsidiaries holds its respective property and assets, are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with their terms and neither the Company nor any of its subsidiaries is in default of any of the material provisions of any such agreements, documents or instruments nor has any such default been alleged;

(q)                                 No Defaults: (i) Neither the Company nor any of its subsidiaries is in default of any material term, covenant or condition under or in respect of any judgment, order, agreement or instrument to which it is a party or to which it or any of its respective property or assets is or may be subject, and no event has occurred and is continuing, and no circumstance exists which has not been waived, which constitutes a default in respect of any commitment, agreement, document or other instrument to which the Company or any of its subsidiaries is a party or by which it is otherwise bound entitling any other party thereto to accelerate the maturity of any amount owing thereunder or which could have a material adverse effect upon the condition (financial or otherwise), property, assets, operations or business of the Company or any of its subsidiaries; and (ii) the Company is not in default of any of the requirements of the Acts or any of the administrative policies or notices of the Exchanges;

(r)                                    No Litigation: Neither the Company nor any of its Subsidiaries is a party to any actions, suits or proceedings which could materially affect its business or financial condition, and to the best of the Company’s knowledge, no such actions, suits or proceedings are contemplated or have been threatened;

(s)                                  No Outstanding Judgments: There are no judgments against the Company which are unsatisfied, nor is the Company subject to any consent decrees or injunctions;

(t)                                    Mining Title: The Company and each of its subsidiaries has, except as set forth in the Disclosure Documents, sufficient title, clear of any title defect or encumbrance, to its properties in respect of which the Company reports estimated mineral resources (other than property to which it is lessee, in which case it has a valid leasehold interest) and has good and sufficient title to the real property interests including, without limitation, fee simple estate of and in real property, leases, easements, rights of way, permits or licences from landowners or authorities permitting the use of land by the Company or any of its subsidiaries necessary to permit the operation of its business as presently owned and conducted. The Company and each of its subsidiaries hold all mineral rights required to continue its business and operations as currently conducted and as proposed to be conducted as set forth in the Disclosure Documents. All mineral rights held by the Company and each applicable subsidiary are free and clear of all material encumbrances. To the best knowledge of the officers of the Company, after making due enquiry, the Company and each of its subsidiaries are current with respect to payment of all taxes and property holding fees;

(u)                                 Disclosure: All information relating to the business, assets, liabilities, properties, capitalization or financial condition of the Company or any of its subsidiaries provided by the Company or any of its advisers to the Subscriber is true, accurate and complete in all material respects;

(v)                                 Agreements and Actions: Neither the Company nor any of its subsidiaries is in violation of any term or provision of any agreement, indenture or other instrument applicable to it which would, or could, result in any material adverse effect on the business, condition (financial or otherwise), affairs or operations of the Company or any of its subsidiaries, and neither the Company nor any of its subsidiaries is in default in the payment of any obligation owed which is now due and there is no action, suit, proceeding or investigation commenced, pending or, to the knowledge of the Company after due inquiry, threatened which, either in any case or in the aggregate, might result in any material adverse effect on the business, condition (financial or otherwise), affairs, prospects or operations of the Company or any of its subsidiaries or with respect to any of their material properties or assets or in any material liability on the part of the Company or any of its subsidiaries or which places, or could place, in question the validity or enforceability of this Agreement, or any document or instrument delivered, or to be delivered, by the Company pursuant hereto;

(w)                               Disclosure Record: The Company has filed all forms, reports, documents and information required to be filed or furnished by it, whether pursuant to the Acts, the 1933 Act, the 1934 Act or otherwise, with the Exchanges, the Commissions or the SEC (the “Disclosure Documents”). As of the time the Disclosure Documents were filed with the applicable securities regulators and on SEDAR (System for Electronic Document Analysis and Retrieval) and the EDGAR (Electronic Data Gathering Analysis and Retrieval) system (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Disclosure Documents complied in all material respects with the requirements of applicable securities laws; and (ii) none of the Disclosure Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;

(x)                                   Ownership of Assets: Except as set out in the disclosure in the Disclosure Documents filed in the two-year period ending on the date of this Agreement (the “previous two-year period”), the Company is the beneficial owner of the properties, business and assets or interests in the properties, business or assets of the Company referred to in the Disclosure Documents, all agreements by which the Company holds an interest in a property, business or assets are in good standing according to their terms, and the properties are in good standing under the applicable laws of the jurisdictions in which they are situated;

(y)                                 Financial Statements: The consolidated financial statements of the Company contained in the Disclosure Documents filed in the previous two year period: (i) comply as to form in all material respects with the published rules and regulations under the applicable securities laws, (ii) were reported in accordance with Canadian generally accepted accounting principles which, (A) in respect of periods ended prior to January 1, 2011, were applied on a consistent basis with that of the preceding periods, and (B) in respect of periods ended after January 1, 2011, were applied on a consistent basis with that of other periods ended after January 1, 2011, and, in each case, include all reconciliations to United States generally accepted accounting principles required under the 1933 Act or the 1934 Act; and (iii) present fairly the consolidated financial position of the Company as of the respective dates thereof and the consolidated results of operations of the Company for the periods covered thereby

(z)                                   Compliance with Laws: The Company has complied and will continue to comply fully with the requirements of all applicable corporate and securities laws and administrative policies and directions, including, without limitation, the Acts, the 1933 Act, the 1934 Act and the Business Corporations Act (British Columbia) in relation to the issue and trading of its securities and in all matters relating to the Private Placement;

(aa)                            Material Changes: There is no “material fact” or “material change” (as those terms are defined in the Acts) in the affairs of the Company that has not been generally disclosed to the public;

(bb)                          Cease Trading: No orders ceasing or suspending trading in securities of the Company nor prohibiting the sale of such securities have been issued or are outstanding against the Company or its directors or officers and no investigations or proceedings for such purposes are pending or threatened;

(cc)                            Tax Returns: The Company has filed all federal, provincial, local and foreign tax returns which are required to be filed, or has requested extensions thereof, and has fully paid all taxes required to be paid by it and any other assessment, fine or penalty levied against it, to the extent that any of the foregoing is due and payable, except for such assessments, fines and penalties which are currently being contested in good faith;

(dd)                          Taxes: The Company has established on its books and records reserves which are adequate for the payment of all taxes not yet due and payable and there are no liens for taxes on the assets of the Company except for taxes not yet due, and there are no audits of any of the tax returns of the Company which are known by the Company’s management to be pending, and there are no claims which have been or may be asserted relating to any such tax returns which, if determined adversely, would result in the assertion by any governmental agency of any deficiency which would have a material adverse effect on the properties, business or assets of the Company;

(ee)                            Shareholder Approval: None of the offering and sale of the Securities, the execution and delivery of this Agreement or the consummation of the transactions contemplated herein, for the consideration and upon the terms and conditions as set forth herein, do or will require shareholder approval; and

(ff)                                Confidentiality Agreement: The Company acknowledges and agrees that the transaction contemplated by this Agreement shall constitute a Transaction within the meaning of the Confidentiality Agreement and that the use of Confidential Information (as defined therein) by the Subscriber in connection with this transaction shall constitute a Purpose as defined in the Confidentiality Agreement.

Covenants of the Company

11.           The Company shall: (a) maintain its status as a reporting issuer in each of the provinces of Canada, (b) comply with the continuous disclosure requirements of the Acts and the 1934 Act, (c) maintain in good standing its listings on the Exchanges (d) continue to comply with its obligations under applicable securities laws, in each case, from the date hereof up to and including the second anniversary of the Closing Date, provided that this covenant shall not prevent the Company from completing any transaction which would result in the Company ceasing to be a “reporting issuer” so long as the holders of Shares receive securities of an entity which is listed on a stock exchange in Canada or the holders of the Shares have approved the transaction (or, in the case of a take-over bid, a sufficient number of Shares have been deposited to the bid in order to enable the bidder to utilize the “compulsory acquisition” provisions of the Business Corporations Act (British Columbia) in accordance with the requirements of applicable corporate and securities laws and the policies of the TSX, (e) use the proceeds of the Subscription for additional drilling, studies, testing and other development work in connection with the F2 Gold System at the Phoenix Gold Project, and (f) obtain all orders, permits, approvals, waivers, consents, licenses or similar authorizations of

Regulators necessary to complete the offer, sale and issuance of the Securities, including for certainty the approval of the Exchanges for the transactions contemplated herein, in substance satisfactory to the Subscriber.

12.           Following the Closing Date, the parties will use their reasonable commercial efforts to negotiate a mutually acceptable agreement which will provide for the technical services to be provided by the Subscriber to the Company and their related cost and which will provide the Company with access to the Subscriber’s geological and engineering professional staff.  The parties agree to use their best efforts to complete the negotiations within 30 days after the Closing Date.

13.           If at any time after the date hereof and prior to the second anniversary of the Closing Date, (i) the Company proposes to issue or sell Shares or Convertible Securities (“Additional Securities”) other than (A) under any stock option plan of the Company, or (B) for property other than money, and (ii) the Subscriber’s Pro Rata Interest is equal to or greater than five percent, the Subscriber shall have the right to subscribe for and purchase (directly or through an affiliate) Additional Securities, at the price at which such Additional Securities are offered for sale to other purchasers, up to its Pro Rata Interest, in each case, prior to giving effect to the issuance or sale of such Additional Securities (the “Maximum Additional Securities”).

If the Company intends to authorize and/or issue Shares or Convertible Securities that give rise to the Subscriber’s rights pursuant to this section 13, the Company shall provide notice to the Subscriber (the “Rights Notice”) no less than six Business Days before the date on which the Company intends to issue Shares or Convertible Securities giving rise to the Subscriber’s rights pursuant to this section 13.

The Rights Notice shall provide the same information to the Subscriber regarding the particulars of the issuance or sale of the Additional Securities as is provided to other persons proposing to participate in the subscription for Additional Securities. The Subscriber shall give notice (an “Acceptance Notice”) to the Company no later than 5:00 p.m. (Vancouver time) on the fifth Business Day following the receipt of any Rights Notice setting out the number of Additional Securities, if any, up to the Maximum Additional Securities which the Subscriber intends to subscribe for and purchase.  Following receipt of an Acceptance Notice, the Subscriber shall be entitled to participate in the subscription for Additional Securities in the same manner as other persons subscribing for Additional Securities and shall be entitled to subscribe for the number of Additional Securities specified in the Acceptance Notice under such subscription.

14.           The Company agrees and acknowledges that:

(a)                                  it will immediately notify the Subscriber if any of the representations and warranties made by the Company and contained herein would be inaccurate if made after the date hereof but on or before the Closing Date;

(b)                                 the representations, warranties and covenants contained in this Agreement including the Appendix attached hereto are made by the Company with the intent that they may be relied upon by the Subscriber. The representations and warranties contained in this Agreement will be true as at the Closing Date with the same force and effect as if they had been made by the Company at the Closing Date, and the representations, warranties and covenants in this Agreement survive the issuance and sale by the Company of the Securities, and continue in full force and effect until the second anniversary of the Closing Date; and

(c)                                  the Company shall take all steps to ensure that the Securities are listed and posted for trading on the Exchanges promptly after the Closing, including without limitation payment of all applicable fees, and shall provide evidence of same to the Subscriber if requested.

Conditions to Closing of the Company

15.           The Company’s obligation to sell and issue the Securities is subject to the fulfillment of the following conditions as of the Closing Date, any or all of which may be waived by the Company:

(a)                                  the Subscriber delivering to the Company: (i) one fully completed and duly executed copy of this Agreement, including Appendix I; and (ii) payment for the Securities in accordance with section 5 of this Agreement;

(b)                                 the Subscriber executing and delivering to the Company all relevant documentation required by applicable securities legislation, rules, and regulation and policy statements; and

(c)                                  the representations and warranties made by the Subscriber in sections 8(e) and (h) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date.

16.           If any of the conditions set forth in section 15 have not been fulfilled by the Closing Date, the Company may terminate this Agreement by notice in writing to the Subscriber.

Conditions to Closing of the Subscriber

17.           The Subscriber’s obligation to purchase the Securities is subject to the fulfillment of the following conditions as of the Closing Date, any or all of which may be waived by the Subscriber:

(a)                                  the Company obtaining all orders, permits, approvals, waivers, consents, licenses or similar authorizations of Regulators necessary to complete the offer, sale and issuance of the Securities, including for certainty the approval of the Exchanges for the transactions contemplated herein, in substance satisfactory to the Subscriber. As used in this Agreement, “Regulator” means: (i) any governmental or public entity department, court, commission, board, bureau, agency or instrumentality; and (ii) any quasi-governmental, self-regulatory or private body exercising any regulatory authority, including any stock exchange;

(b)                                 the representations and warranties made by the Company in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date;

(c)                                  all covenants, agreements, and conditions contained in this Agreement to be performed by the Company on or prior to the Closing Date shall have been performed or complied with in all material respects; and

(d)                                 the Subscriber shall have received a customary opinion of counsel to the Company reasonably acceptable to the Subscriber in the form set out in Schedule A hereto.

18.           If any of the conditions in section 17 has not been fulfilled by the Closing Date, the Subscriber may terminate this Agreement by notice in writing to the Company.

Termination

19.           This Agreement shall terminate upon the earlier of:

(a)                                  written notice of the Subscriber in accordance with section 18 above prior to the Closing Date;

(b)                                 written notice of the Company in accordance with section 16 above prior to the Closing Date;

(c)                                  the written mutual agreement of the parties hereto at any time; and

(d)                                 the dissolution or bankruptcy of the Company or the making by the Company of an assignment under the provisions of the Bankruptcy and Insolvency Act (Canada) or the taking of any proceeding under the Companies Creditors’ Arrangement Act or any similar legislation at any time.

20.           In the event that the purchase of the Securities pursuant to the provisions of this Subscription Agreement does not occur, the Subscription Agreement will be returned to the Subscriber, together with any payment that has been made in respect of the Securities without penalty or deduction, and the obligations of the parties hereto shall thereupon terminate without prejudice to any other rights or remedies to which the parties hereto may be entitled at law or in equity.

Modification

21.           Neither this Subscription Agreement nor any provision hereof may be modified, discharged or terminated except by an instrument in writing signed by the party against whom any waiver, change, discharge or termination is sought.

Acceptance by the Exchanges

22.           The Private Placement is conditional on and subject to acceptance for filing by the Exchanges.

Miscellaneous

23.           This Subscription Agreement contains the entire agreement between the Company and the Subscriber in respect of the subject matter hereof and, other than the Confidentiality Agreement (the provisions of which shall, notwithstanding anything contained herein, remain in force), there are no warranties, representations, terms, conditions or collateral agreements, express, implied or statutory, other than as expressly set forth herein and in any written amendments hereto. For greater certainty, this Subscription Agreement cancels and supersedes the non-binding letter agreement between the Subscriber and the Company dated July 20, 2011. Time shall be of the essence of this Subscription Agreement. Each of the parties shall, at the request of any other party hereto, execute such documents and agreements and do such things as may be required in order to give effect to the terms of this Subscription Agreement and the intent embodied in it. This Subscription Agreement and the rights and obligations of the parties hereunder will be governed by and construed according to the laws of Ontario and each of the parties agrees to submit to the non-exclusive jurisdiction of the courts of Ontario with respect to any dispute related to or arising under the Subscription Agreement.

Counterparts

24.           This Subscription Agreement may be executed in counterparts and delivered by facsimile or e-mail. Each such counterpart shall be deemed to be an original, and all such counterparts together will constitute one agreement.

Notices

25.           Any notice, demand or other communication (in this paragraph, a “notice”) required or permitted to be given or made hereunder shall be in writing and shall be sufficiently given or made if:

(a)                                  delivered in person during normal business hours on a business day and left with a receptionist or other responsible employee of the addressee at the applicable address set forth above; or

(b)                                 sent by facsimile or email transmission,

(c)                                  in each case addressed to the relevant party as set forth below:

In the case of a notice to the Company at:

Rubicon Minerals Corporation
Suite 1540 - 800 West Pender Street,
Vancouver, British Columbia  V6C 2V6
Attention:  David Adamson, President & CEO

Fax: (604) 623-3355
E-mail: davidad@rubiconminerals.com

With a copy to:

Davis LLP

2800 Park Place, 666 Burrard Street

Vancouver, British Columbia  V6C 2Z7

Attention:  David Reid, Partner

Fax: (604) 605-3534

E-mail: drreid@davis.ca

In the case of a notice to the Subscriber at:

Agnico-Eagle Mines Limited
145 King Street East, Suite 400
Toronto, Ontario  M5C 2Y7
Attention:  Donald G. Allan, Senior Vice President, Corporate Development
Fax: (416) 367-4681
E-mail:  dallan@agnico-eagle.com

With a copy to:

Davies Ward Phillips & Vineberg LLP

1 First Canadian Place, 44th Floor

Toronto, Ontario  M5X 1B1

Attention:  Patricia L. Olasker

Fax:  (416) 863-0871

E-mail:  polasker@dwpv.com

26.           Each notice sent in accordance with section 25 shall be deemed to have been received on the day of delivery, if delivered as aforesaid and, if sent by facsimile or email transmission, on the date of sending if sent during normal business hours of the addressee on a business day and, if not, on the first business day thereafter. Any party may change its address for notice by giving notice to the other party in accordance with section 25.

Certificate Legend

27.           The Subscriber acknowledges that the certificates representing the Securities will bear substantially the following legends denoting the restrictions on transfer imposed by the Acts and the Exchanges:

“UNLESS PERMITTED UNDER SECURITIES LEGISLATION, THE HOLDER OF THIS SECURITY MUST NOT TRADE THE SECURITY BEFORE [4 months and one day after the Closing Date]”;

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE LISTED ON THE TORONTO STOCK EXCHANGE (“TSX”); HOWEVER, SAID SECURITIES CANNOT BE TRADED THROUGH THE FACILITIES OF THE TSX SINCE THEY ARE NOT FREELY TRANSFERABLE, AND CONSEQUENTLY ANY CERTIFICATE REPRESENTING SUCH SECURITIES IS NOT “GOOD DELIVERY” IN SETTLEMENT OF TRANSACTIONS ON THE TSX.”

Acknowledgement - Personal Information

28.           The Subscriber acknowledges that the information collected about the Subscriber in Appendix I forming part of this Subscription Agreement will be used by the Company in determining whether the Subscriber meets the requirements for the applicable prospectus exemptions, for making certain filings with the Exchanges or other applicable regulatory authorities and for meeting the Company’s requirements under securities legislation with respect to the mailing of continuous disclosure materials of the Company to the Subscriber. By signing this Subscription Agreement, the Subscriber hereby consents to the collection and use of the Subscriber’s personal information contained in this Subscription Agreement by the Company for the above referenced purposes or as otherwise identified by the Exchanges, from time to time.

29.           The Subscriber acknowledges that securities laws require the Company to file with securities commissions in Canada certain personal information including the full name, address and telephone number of the Subscriber, the number of Shares purchased hereunder and the prospectus exemption relied upon by the Subscriber (collectively, the “Personal Information”).

30.           The Subscriber hereby authorizes the indirect collection of the Personal Information by the Ontario Securities Commission and such other securities commissions in Canada and the United States in which such information may be filed.

Assignment, Successors and Assigns

31.           This Subscription Agreement shall inure to the benefit of and be binding upon the parties hereto, and their respective successors and permitted assigns.

32.           Neither this Subscription Agreement nor any interest herein nor any of the rights arising hereunder will be capable of assignment or transfer by the parties without express written consent of the other party to this Subscription Agreement.

Currency

33.           All references to monetary amounts in this Agreement are in Canadian dollars, unless otherwise indicated.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

RUBICON MINERALS CORPORATION

By:	/s/ David Adamson
David Adamson
President, CEO and Director

AGNICO-EAGLE MINES LIMITED

By:	/s/ Donald G. Allan
Donald G. Allan
Senior Vice President, Corporate Development

APPENDIX I

SUBSCRIBER’S QUESTIONNAIRE

To:          RUBICON MINERALS CORPORATION (the “Company”)

In connection with the purchase of the Securities by the undersigned, the undersigned represents, warrants, certifies and covenants (on its own behalf or, if applicable, on behalf of those for whom the Subscriber is contracting hereunder) to and with the Company and acknowledges that the Company is relying thereon that:

1.                                       The Subscriber or any disclosed beneficial purchaser for whom the Subscriber is acting (“Disclosed Beneficial Purchaser”) is a resident in British Columbia or Ontario, or is subject to the laws of British Columbia or Ontario.

2.                                       The Subscriber is purchasing the Securities:

(a)                                  as principal for its own account (or is deemed to be purchasing as principal for its own account) and not for the benefit of any other person, for investment only, and not with a view to resale or distribution of all or any of the Securities; or

(b)                                 as agent for one or more Disclosed Beneficial Purchasers, the Subscriber is an agent or trustee with proper authority to execute all documents required in connection with the purchase of the Securities on behalf of each of the Disclosed Beneficial Purchasers and each Disclosed Beneficial Purchaser is purchasing as principal for its own account and not for the benefit of any other person, for investment only, and not with a view to the resale or distribution of all or any of the Securities.

3.                                       The Subscriber is purchasing such number of Securities that the acquisition cost to the Subscriber is not less than $150,000 paid in cash at the time of acquisition, and the Subscriber has not been created or used solely to purchase or hold securities in reliance on this exemption from the dealer registration requirement or the prospectus requirement of applicable Canadian securities laws.

Dated: , 2011.

AGNICO-EAGLE MINES LIMITED
Print name of Subscriber

By:
Signature

DONALD G. ALLAN
Print name of Authorized Signatory of a Corporate Subscriber

SENIOR VICE-PRESIDENT, CORPORATE DEVELOPMENT
Title of Authorized Signatory

SCHEDULE “A”

FORM OF OPINION OF COUNSEL TO THE COMPANY

1.                                       The Company is organized under the laws of the Province of British Columbia and has not been dissolved and has all requisite corporate power and authority to carry on business as now conducted by it and to own, lease and operate its properties and assets.

2.                                       The Company has full corporate power and authority to enter into the Subscription Agreement, and to issue the Securities and to perform its obligations set out in the Subscription Agreement and the Subscription Agreement has been duly authorized, executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

3.                                       The Company is authorized to issue an unlimited number of Shares of which, on the date hereof (and prior to the Offering), Shares are issued and outstanding as fully paid and non-assessable shares.

4.                                       The form and terms of the certificates representing the Shares have been approved by the board of directors of the Company and conform with the provisions of the Business Corporations Act (British Columbia) and the articles and by-laws of the Company.

5.                                       Computershare Investor Services Inc. has been duly appointed as the transfer agent and registrar for the Shares.

6.                                       The execution, delivery and acceptance of the Subscription Agreement, the issuance of the Securities and the fulfilment by the Company of its obligations under the terms of the Subscription Agreement do not and will not result in a breach of, and do not create a state of facts which after notice or lapse of time or both, will result in a breach of, or constitute a default: (a) under any applicable laws of the Provinces of British Columbia or Ontario or the federal laws of Canada applicable therein or any term or provision of the articles or by-laws of the Company; or (b) of any resolutions of the directors or shareholders of the Company or (c) any mortgage, note, indenture, contract, agreement, instrument, lease or other document that is material to the Company.

7.                                       The Company is a reporting issuer under the Securities Act (British Columbia) and the Securities Act (Ontario) and the regulations and rules thereunder (“Applicable securities laws”) and is not included in any list of defaulting reporting issuers maintained pursuant to Applicable securities laws.

8.                                       The TSX has accepted notice of the issuance of the Securities and has conditionally approved the listing of the Securities subject to the Company fulfilling the requirements of such exchange set forth in the letter from the TSX conditionally approving the listing.

9.                                       All necessary corporate action has been taken by the Company to authorize the issue of the Securities and the Securities have been validly issued as fully paid and non-assessable common shares of the Company.

10.                                 No prospectus or registration is required and no filing, proceeding, approval, consent or authorization is required to be made, taken or obtained by the Company under Applicable securities laws to permit the issue and sale of the Securities to the Subscriber.

11.                                 No prospectus is required and no filing, proceeding, approval, consent or authorization is required to be made, taken or obtained by the Company pursuant to Applicable securities law to permit the first trade of the Securities in the Provinces of British Columbia or Ontario, provided that such trade is made through a registrant registered in the appropriate category under Applicable securities law who complies with such laws, or in circumstances in which there is an exemption from the registration requirements of Applicable securities law, provided that:

(i)                                     the Company is and has been a “reporting issuer” in a jurisdiction of Canada, as such term is defined by the applicable securities law, for the four months immediately preceding such first trade;

(ii)                                  at the time of such first trade at least four months have elapsed from the date of issue of the Securities;

(iii)                               the certificates representing the Securities carry the legend required by section 2.5(2)3(a) of National Instrument 45-102 - Resale of Securities of the Canadian Securities Administrators (“NI 45-102”);

(iv)                              such trade is not a “control distribution” as defined in NI 45-102;

(v)                                 no unusual effort is made to prepare the market or create a demand for the securities that are the subject of the trade;

(vi)                              no extraordinary commission or consideration is paid to a person or company in respect of the trade; and

(vii)                           if the selling securityholder is an insider or officer of the Company at the time of the first trade, the selling securityholder has no reasonable grounds to believe that the Company is in default of applicable securities legislation.

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